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                                  Exhibit 99.3


                           [INTERMEDIA PARTNERS LOGO]



           PRESS RELEASE RE: INTERMEDIA EXTENDS OFFER EXPIRATION TIME

FOR IMMEDIATE RELEASE                        CONTACT:  Edon Smith
September 24, 1999                                     InterMedia Partners
                                                       (415) 616-4600

SAN FRANCISCO, California, September 24, 1999 - InterMedia Capital Partners IV, L.P. ("InterMedia") today announced that it and its wholly-owned subsidiary, InterMedia Partners IV Capital Corp. (together with InterMedia, the "Offerors") have extended the expiration of the tender offer (the "Offer") for their 11 1/4% Senior Notes due 2006 (the "Notes"), to facilitate closing of certain transactions with Charter Communications, Inc., from September 29, 1999 to 12:00 midnight, New York City time, on Thursday, September 30, 1999 (the "Offer Expiration Time"). Settlement is presently expected to occur on the business day following the Offer Expiration Time.

     The price determination date for the Offer is now 2:00 p.m., New York City time, on Tuesday, September 28, 1999, which is the second business day prior to the new Offer Expiration Time.

     TD Securities (USA) Inc. and Banc of America Securities LLC are acting as the Dealer Managers and Solicitation Agents for the Offer. The Depositary for the Offer is The Bank of New York.

     Additional information concerning the terms of the Offer may be obtained from TD Securities (USA) Inc. at 212-827-7669 (Attention: Ervil G. Spencer) and Banc of America Securities LLC at 888-292-0070 (Attention: Liability Management Group). Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained by contacting Beacon Hill Partners, Inc., the Information Agent, at 800-755-5001.

     InterMedia currently operates cable systems serving over 600,000 customers located in the southeastern United States. InterMedia is a leader in the cable industry in the deployment of advanced cable communications services, high-speed internet access and entertainment services.

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